Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-198851) and Form S-8 (No. 333-119125, 333-145685, 333-170286, 333-183075, 333-197971, and 333-213850) of American Superconductor Corporation and its subsidiaries (the “Company”) of our report dated May 25, 2017, relating to our audits of the consolidated financial statements and the financial statement schedule as of March 31, 2017 and 2016 and for the three years ended March 31, 2017, and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2017, which appears in the Annual Report on Form 10-K of American Superconductor Corporation for the year ended March 31, 2017.

/s/ RSM US LLP
Boston, Massachusetts
May 25, 2017